SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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USA MOBILITY, INC.
(Name of Registrant as Specified In Its Charter)

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TABLE OF CONTENTS

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
VOTING SECURITIES
PROPOSAL NO. 1 ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS AND COMMITTEES
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
EMPLOYMENT AGREEMENT AND ARRANGEMENTS
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CODE OF BUSINESS CONDUCT AND ETHICS
FEES AND SERVICES
STOCKHOLDER PROPOSALS
OTHER MATTERS

6677 Richmond Highway
Alexandria, VA 22306
(703) 660-6677

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On August 9, 2006

To our stockholders:

The 2006 Annual Meeting of Stockholders (the “Annual Meeting”) of USA Mobility, Inc., a Delaware corporation (the “Company”), will be held on Wednesday, August 9, 2006, at 10:00 am, local time, at 885 Third Avenue (53rd Street and Third Avenue), Suite 1200, New York, New York, 10022, for the following purposes:

1. To elect eight directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected or appointed.

2. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing matters are described in more detail in the enclosed Proxy Statement.

Your Board of Directors has fixed June 30, 2006, as the record date for determining stockholders entitled to vote at the Annual Meeting. Consequently, only holders of our common stock of record on the transfer books of the Company at the close of trading of the Company’s Common Stock on the Nasdaq National Market System on June 30, 2006 will be entitled to notice of and to vote at the Annual Meeting.

The Company’s Proxy Statement is attached hereto. Financial and other information about the Company is contained in the enclosed Annual Report to Stockholders for the fiscal year ended December 31, 2005.

You are cordially invited to attend the Annual Meeting in person. Your participation in these matters is important, regardless of the number of shares you own. Whether or not you expect to attend in person, we urge you to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage pre-paid envelope, or submit your proxy or voting instructions by telephone or over the internet. If you choose to attend the Annual Meeting you may then vote in person if you so desire, even though you may have executed and returned the proxy. Any stockholder who executes such a proxy may revoke it at any time before it is exercised.

By Order of the Board of Directors,

Royce Yudkoff
Chairman of the Board

June 12, 2006
Alexandria, Virginia

6677 Richmond Highway
Alexandria, VA 22306
(703) 660-6677

PROXY STATEMENT

The Board of Directors (the “Board”) of USA Mobility, Inc., a Delaware corporation (the “Company”), is soliciting your proxy on the proxy card enclosed with this Proxy Statement. Your proxy will be voted at the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on August 9, 2006, at 10:00 am, local time, at 885 Third Avenue (53rd Street and Third Avenue), Suite 1200, New York, New York, 10022, and any adjournment or postponement thereof. This Proxy Statement, the accompanying proxy card and the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2005 are first being mailed on or about July 5, 2006 to holders of record of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), as of June 30, 2006.

VOTING SECURITIES

Voting Rights and Outstanding Shares

Only stockholders of record on the books of the Company at the close of trading of the Company’s Common Stock on the Nasdaq National Market System on June 30, 2006 (the “Record Date”), will be entitled to vote at the Annual Meeting. At the close of business on May 26, 2006, the outstanding voting securities of the Company consisted of 27,346,978 shares of Common Stock.

Holders of the Company’s Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

Quorum and Vote Required

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Company’s transfer agent also serving as Inspector of Election. The Inspector will also determine whether or not a quorum is present. If a quorum is not present at the Annual Meeting, we expect that the Annual Meeting will be adjourned or postponed to solicit additional proxies. Except with respect to the election of directors and in certain other specific circumstances, the affirmative vote of a majority of the shares having voting power present in person or represented by proxy at a duly held meeting at which a quorum is present is required under the Company’s Bylaws for approval of proposals presented to stockholders. In general, the Company’s Bylaws also provide that a quorum consists of a majority of the shares issued and outstanding and entitled to vote, the holders of which are present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and therefore, abstentions will have the effect of a negative vote for purposes of determining the approval of any matter submitted to the stockholders for a vote, other than the election of directors.

Proxies and Revocation

The shares represented by the proxies received, properly dated and executed and not revoked will be voted at the Annual Meeting, and at any adjournments, continuations or postponements thereof, in accordance with the instructions of the stockholders. A proxy may be revoked at any time before it is exercised by:

•	delivering written notice of revocation to the Company, Attention: Scott B. Tollefsen, General Counsel and Secretary;

•	delivering a duly executed proxy bearing a later date to the Company; or

•	attending the Annual Meeting and voting in person.

Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted “FOR” the election of directors and as the proxy holder deems advisable on other matters that may come before the Annual Meeting, as the case may be, with respect to the item not marked. The Company does not expect that any matter other than the proposals presented in this Proxy Statement will be brought before the Annual Meeting. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

Proxy Solicitation

The entire cost of soliciting proxies from our stockholders will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone or telegram. The Company has retained MacKenzie Partners, Inc. to solicit proxies from brokerage firms, banks and institutional holders. Total fees for this service are expected to be less than $15,000.

Adjournments

If a quorum is not present at the Annual Meeting, it may be adjourned from time to time upon the approval of the holders of shares representing a majority of the votes present in person or by proxy at the Annual Meeting until a quorum shall be present. Any business may be transacted at the adjourned meeting which might have been transacted at the Annual Meeting originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. The Company does not currently intend to seek an adjournment of the Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Eight directors are to be elected at the Annual Meeting to serve until their respective successors are elected or appointed and qualified. Nominees for election to the Board shall be approved by a plurality of the votes properly cast by holders of the Common Stock present in person or by proxy at the Annual Meeting, each share being entitled to one vote.

Abstentions from voting on the election of directors, including broker non-votes, will have no effect on the outcome of the election of directors. In the event any nominee is unable or unwilling to serve as a nominee, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present Board or the proxy holders to fill such vacancy, or for the balance of those nominees named without nomination of a substitute, or the Board may be reduced in accordance with the Bylaws of the Company. The Board has no reason to believe that any of the persons named will be unable or unwilling to serve as a nominee or as a director if elected.

Set forth below is certain information, as of May 26, 2006, for each person nominated to the Board:

Royce Yudkoff, age 50, became a director and chairman of the Board in November 2004. He is a member of the Audit Committee of the Board. Prior to the merger of Metrocall Holdings, Inc. (“Metrocall”) and Arch Wireless, Inc. (“Arch”) in November 2004, Mr. Yudkoff had been a director of Metrocall since April 1997, and had served as its chairman since February 2003. Mr. Yudkoff is the Managing Partner of ABRY Partners, LLC, a private equity investment firm which focuses exclusively on the media and communications sector. Prior to co-founding ABRY in 1989, Mr. Yudkoff was a partner at Bain & Company, an international management consultancy firm where he shared responsibility for Bain’s media practice. Mr. Yudkoff currently serves on the board of directors of ABRY Partners, LLC, Muzak LLC, Talent Partners and Nexstar Broadcasting Group, and is the chairman of the board of directors of Penton Media, Inc., and is a member of its Compensation Committee and Governance Committee. Mr. Yudkoff was a director of Metrocall at the time of its filing in June of 2002 of a petition under Chapter 11 of the Bankruptcy Code.

Vincent D. Kelly, age 46, became a director, President and Chief Executive Officer (“CEO”) of the Company in November 2004 when USA Mobility was formed through the merger of Metrocall and Arch. Prior to the merger of Metrocall and Arch, Mr. Kelly was appointed President and CEO of Metrocall in February 2003 where also prior to assuming this role, he was Chief Operating Officer, Chief Financial Officer, and Executive Vice President of Metrocall. He served as the Treasurer of Metrocall from August 1995 to February 2003, and served as a director of Metrocall from 1990 to 1996 and from May 2003 to November 2004. Mr. Kelly currently serves on the board of directors of Penton Media, Inc., where he is chairman of the Audit Committee, and GTES, LLC, where he is a member of the Compensation Committee. GTES, LLC is a majority-owned subsidiary of USA Mobility, Inc. Mr. Kelly was an executive officer of Metrocall at the time of its filing of a petition under Chapter 11 of the Bankruptcy Code.

David Abrams, age 45, became a director of the Company in November 2004. He is a member of the Compensation Committee of the Board. Since November 1998, Mr. Abrams is a managing member of Abrams Capital, LLC, an investment firm whose affiliates were stockholders of Arch prior to its merger with Metrocall. Abrams Capital, LLC and its affiliates own in excess of 10% of Global Signal, Inc., formally Pinnacle Holdings, Inc., where Mr. Abrams has been a director since October 2002. Global Signal is the Company’s largest landlord for its transmission tower sites. Because of this relationship, Mr. Abrams has and will continue to recuse himself from any discussion or decision by the Company’s board on matters relating to Global Signal.

James V. Continenza, age 43, became a director of the Company in November 2004, and is the chairman of the Compensation Committee and a member of the Nominating and Governance Committee. Prior to the merger of Metrocall and Arch, Mr. Continenza had been a director of Arch since 2002. He is currently a director of MAXIM Crane Works, Inc., where he serves as chairman of the Compensation Committee. He is also a director of BIG Marine Ventures, LLC. Mr. Continenza was a director of Microcell Telecommunications, Inc. from May 2003 to November 2004, where he served on the Compensation Committee. From September 2002 to June 2004, Mr. Continenza was a director, President and CEO of Teligent, Inc., a provider of fixed-wireless broadband services that filed for bankruptcy protection in May 2001. He was a director and COO of Teligent, Inc. from May 2001 to August 2002, and its senior vice president of strategic operations from September 2000 to May 2001. Mr. Continenza is an investor in Reaction Biology Corp. where Mr. Oristano is chairman of the board.

Nicholas A. Gallopo, age 73, became a director of the Company in November 2004. He is chairman of the Audit Committee of the Board, and is also a member of the Nominating and Governance Committee. Prior to the merger of Metrocall and Arch, Mr. Gallopo had been a director of Metrocall since October 2002. Mr. Gallopo is a consultant and Certified Public Accountant. He retired as a partner of Arthur Andersen LLP in 1995 after 31 years with the firm. He had also served as a director of Newman Drug Company in 1995 to 1998, a director of Wyatt Corporation, formerly Hosposable Products, Inc., from 1995 to 2001 where he also served as chairman of the Audit Committee, and a director of Bridge Information Systems, Inc. from 2000 to 2002.

Brian O’Reilly, age 46, became a director of the Company in November 2004. He is chairman of the Nominating and Governance Committee, and a member of the Compensation Committee. Prior to the merger of Metrocall and Arch, Mr. O’Reilly had been a director of Metrocall since October 2002. He was with Toronto Dominion for 16 years beginning in 1986. During his time there, Mr. O’Reilly served as a managing director of

Toronto Dominion’s Loan Syndication Group, focused on the underwriting of media and telecom loans. From 1996 to 2002, he served as the Managing Director of the Media, Telecom and Technology Group with primary responsibility for investment banking in the wireless and emerging telecom sectors.

Matthew Oristano, age 50, became a director of the Company in November 2004 and is a member of the Company’s Audit Committee. Prior to the merger of Metrocall and Arch, Mr. Oristano had been a director of Arch since 2002. Mr. Oristano has been the President and CEO of Alda Inc., an investment management company, since 1995. He has served as chairman of the board and CEO of Reaction Biology Corp., a contract biomedical research firm since March 2004, and is a member of the boards of The Oristano Foundation and Crystalplex Inc. He was the chairman of the board and CEO of People’s Choice TV Corp. from April 1993 to September 1999.

Samme L. Thompson, age 60, became a director of the Company in November 2004 and is a member of the Nominating and Governance Committee. Prior to the merger of Metrocall and Arch, Mr. Thompson had been a director of Arch since 2002. Mr. Thompson is the owner and president of Telit Associates, Inc., a financial and strategic consulting firm. He joined Motorola Corporation as Vice President of Corporate Strategy in July 1999 and retired from Motorola as Senior Vice President of Global Corporate Strategy and Corporate Business Development in March 2002. From June 2004 until August 2005, Mr. Thompson was a member of the board of SpectraSite, Inc., which was the landlord of a small percentage of the tower transmission sites leased by the Company. Since August 2005, he has been a member of the board of American Tower, Inc. (which merged with SpectraSite), the Company’s second largest landlord of tower transmission sites. Owing to his relationships with SpectraSite and American Tower, Mr. Thompson has recused himself from any discussion or decision by the Company’s board on matters relating to SpectraSite, and has recused himself (since the merger of SpectraSite and American Tower) and will continue to recuse himself from any discussion or decision by the Company’s board on matters relating to American Tower.

Unless marked otherwise, proxies received will be voted “FOR” the election of each of the nominees named above.

Recommendation of the Board:

The Board recommends a vote “FOR” the election of all nominees named above.

THE BOARD OF DIRECTORS AND COMMITTEES

The Board met 10 times during 2005. All directors are encouraged to attend the Annual Meeting. A total of two directors attended the 2005 Annual Meeting held during May 2005. At that time, the Company had nine directors, comprised of the eight current directors and William E. Redmond, Jr.; Mr. Redmond resigned as a director in June 2005 upon taking the position of president and CEO with another company.

Although the Company has not to date developed a formal process by which stockholders may communicate directly to the Board, it believes that the informal process, in which stockholder communications (or summaries thereof) which are received by the Secretary for the Board’s attention will be forwarded to the Board, has served the Board’s and the stockholders’ needs. In view of recently adopted SEC disclosure requirements relating to this issue, the Board may consider developing more specific procedures. Until any other procedures are developed, any communications to the Board should be sent to it in care of the Secretary of the Company.

During 2005 the Board had a standing audit committee, a compensation committee and a nominating and governance committee.

Nominating and Governance Committee

The members of the Nominating and Governance Committee are Messrs. O’Reilly, Continenza, Gallopo, and Thompson, each of whom is an independent director as the term is defined in Rule 4200(a)(15) of the Nasdaq marketplace rules. Mr. O’Reilly serves as the chairman of this committee. The Nominating and Governance Committee met two times in 2005 and took no action by unanimous written consent. The Board has adopted a charter governing the activities of the Nominating and Governance Committee, which may be viewed online on our Web site at www.usamobility.com. Pursuant to its charter, the Nominating and Governance Committee’s tasks include identifying individuals qualified to become Board members, recommending to the Board director nominees to fill vacancies in the membership of the Board as they occur and, prior to each annual meeting of stockholders, recommending director nominees for election at such meeting, making recommendations to the Board concerning the size and composition of the Board, conducting succession planning regarding the Chief Executive Officer and other senior officer positions of the Company and leading the Board in its annual review of Board performance. The committee also develops and recommends to the Board corporate governance principles applicable to the Company. Board candidates are considered based upon various criteria, such as skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision, experience, and any other factors appropriate in the context of an assessment of the committee’s understood needs of the Board at that time. In addition, the committee considers whether the individual satisfies criteria for independence as may be required by applicable regulations and personal integrity and judgment. Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company.

The Nominating and Governance Committee has the sole authority to retain, compensate, and terminate any search firm or firms to be used in connection with the identification, assessment, and/or engagement of directors and director candidates. No such firm has been retained by the Company.

The Nominating and Governance Committee considers proposed nominees whose names are submitted to it by stockholders; however, it does not have a formal process for that consideration. The Company has not to date adopted a formal process because it believes that the informal consideration process has been adequate to date. The committee intends to review periodically whether a more formal policy should be adopted. If a stockholder wishes to suggest a proposed name for committee consideration, the name of that nominee and related personal information should be forwarded to the Nominating and Corporate Governance Committee, in care of the Secretary of the Company, at least six months before the next annual meeting to assure time for meaningful consideration by the committee. See also “Stockholder Proposals” for bylaw requirements for nominations.

All of the nominees for directors being voted upon at the Annual Meeting are directors standing for re-election.

Director Independence

The Nasdaq corporate governance rules require that a majority of the Board be independent. No director qualifies as independent unless the Board determines that the director has no direct or indirect material relationship with the Company. In assessing the independence of its members, the Board examined the commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each member. The Board’s inquiry extended to both direct and indirect relationships with the Company. Based upon both detailed written submissions by its members and discussions regarding the facts and circumstances pertaining to each member, considered in the context of applicable Nasdaq corporate governance rules, the Board has determined that both Messrs. Abrams and Thompson have relationships with companies that do business with the Company. Mr. Abrams is a member of the board of Global Signal, Inc., the Company’s largest landlord for its transmission tower sites, and he, together with Abrams Capital LLC (of which he is the managing member) and its affiliates, owns in excess of 10% of the stock of Global Signal. Mr. Thompson was a member from June 2004 to August 2005 of the board of SpectraSite, Inc., the landlord of a small percentage of the tower transmission sites leased by the Company, and since August 2005, he has been a member of the board of American Tower, Inc. (which merged with SpectraSite), the Company’s second largest landlord of tower transmission sites. Mr. Abrams has and will continue to recuse himself from any discussion or decision by the Company’s Board on matters relating to Global Signal. Mr. Thompson has recused himself from any discussion or decision by the Company’s board on matters relating to SpectraSite, and has recused himself (since the merger of SpectraSite and American Tower) and will continue to recuse himself from any discussion or decision by the Company’s board on matters relating to American Tower. All directors are determined to be independent, with the exception of Mr. Kelly who is a management director.

Audit Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), consists of Messrs. Gallopo, Oristano, and Yudkoff, each of whom is an independent director as the term is defined in Rule 4200(a)(15) of the Nasdaq marketplace rules. The Board has determined that Mr. Gallopo, who is the committee chairman, is an audit committee financial expert, as that term is defined in the Exchange Act. The Audit Committee met seven times during 2005. The Board has adopted a charter setting forth the structure, powers and responsibilities of the Audit Committee, which may be viewed online on our Web site at www.usamobility.com. Under its charter, the responsibilities of this committee include:

•	the appointment, compensation, retention and oversight of our independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm the plans and results of the audit engagement;

•	approving professional services provided by the independent registered public accounting firm;

•	reviewing our critical accounting policies, our Annual and Quarterly reports on Forms 10-K and 10-Q, and our earnings releases;

•	reviewing the independence of the independent registered public accounting firm; and

•	reviewing the adequacy of our internal accounting controls and overseeing our ethics program.

Audit Committee Report

In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company’s accounting, auditing and financial reporting practices.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm, PricewaterhouseCoopers, LLP (the “auditors”), a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors, and the auditors the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, and budget and staffing. The Audit Committee reviewed with both the auditors and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the auditors all matters required to be discussed by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and, with and without management present, discussed and reviewed the results of the auditors’ examination of the financial statements. The Committee also discussed the results of internal audit examinations by the internal audit staff with the internal auditors and separately with the auditors.

As disclosed in the Current Reports on Form 8-K filed by the Company on March 10, 2006 and April 7, 2006, the Audit Committee, on management’s recommendation, concluded that the Company’s financial statements and other financial information for 2002, 2003 and 2004 and the interim quarterly periods for 2004 and 2005 should no longer be relied upon and should be restated to reflect certain adjustments. From the time the restatement determination was made in March 2006 through the time the restated financial statements were filed in May 2006, the Audit Committee met regularly to discuss these matters with management and with the auditors and was continuously involved in the restatement process.

The Audit Committee reviewed and discussed the Company’s audited financial statements as of and for the fiscal year ended December 31, 2005, with management and the auditors. The Audit Committee also reviewed management’s assessment of the effectiveness of internal controls as of December 31, 2005 and the auditors’ report thereon. Management has the responsibility for the preparation of the Company’s financial statements, and the auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the auditors, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the Securities and Exchange Commission.

Audit Committee:
Nicholas A. Gallopo
Matthew Oristano
Royce Yudkoff

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act (together, the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

Compensation Committee

The Compensation Committee consists of Messrs. Continenza, Abrams, and O’Reilly each of whom is an independent director as the term is defined in Rule 4200(a)(15) of the Nasdaq marketplace rules. Mr. Continenza serves as the chairman of this committee. This committee is responsible for determining salaries, bonuses and other forms of compensation for our executive officers and other employees, and administering the USA Mobility, Inc. Equity Incentive Plan, the Arch Wireless, Inc. 2002 Stock Incentive Plan, the Metrocall 2003 Stock Option Plan, and other compensation programs. The Compensation Committee met eight times during 2005 and took no action by unanimous consent.

Director Compensation

All non-management directors are paid annual retainers of $80,000, which can be paid in the form of cash, restricted stock, restricted stock units, or any combination thereof, for service on the Board as well as any standing committees of the Board on which they serve. The chairman of the Audit Committee is paid an additional annual retainer of $20,000. Effective August 31, 2005, all directors are required to own and hold a minimum of 1,500 shares of USA Mobility stock for a period of 18 months. These shares could be shares that were already owned, shares that were acquired by the director, or shares that were paid to the director in lieu of the annual cash retainer. The directors are reimbursed for any reasonable out-of-pocket board related expenses incurred. There are no other annual fees paid to these directors. The remaining director, Mr. Kelly, is employed by the Company as President and Chief Executive Officer and is not separately compensated for his service as a director.

EXECUTIVE OFFICERS

Executive officers of the Company serve at the pleasure of the board of directors, subject in certain cases to the provisions of their employment agreements. Set forth below is biographical information for each executive officer of the Company who is not also a director, as of May 26, 2006.

Thomas L. Schilling.  Mr. Schilling, 43, was appointed Chief Financial Officer (“CFO”) of the Company in January 2005. Prior to joining the Company, Mr. Schilling was the CFO of Cincinnati Bell from 2002 to August 2003. He had previously served as the CFO of Cincinnati Bell’s Broadwing Communications subsidiary and oversaw its IT consulting services business unit from 2001 to 2002. Mr. Schilling has more than 18 years of financial and operational management experience in the communications industry, including positions with MCI, Inc. that covered eight years, and four years with Sprint Communications Co. LP. He has also served as CFO of Autotrader.com.

Peter C. Barnett.  Mr. Barnett, 50, was appointed Chief Operating Officer of the Company in June 2005; his previous title was Chief Technology Officer. His responsibilities include customer service, operational procedures, logistics, inventory pager repair, RF engineering and design, and field technical operations. Mr. Barnett has particular expertise in consolidating various functions and creating a variable cost structure for back office operations and customer support. Prior to the merger of Metrocall and Arch, Mr. Barnett was Chief Information Officer and Senior Vice President of Operations for Arch Wireless. From 1990 to 1995, prior to its acquisition by Arch, Mr. Barnett was Vice President of Engineering at USA Mobile. He has over 25 years of experience in the wireless messaging industry.

Scott B. Tollefsen.  Mr. Tollefsen, 52, was appointed General Counsel of the Company in May 2005 and Secretary in June 2005. Prior to joining the Company, Mr. Tollefsen was Senior Vice President, General Counsel and Secretary of SES Americom, Inc., a commercial satellite services provider, from December 2002 to June 2004. He was Senior Vice President, General Counsel and Secretary of Vivendi Universal Interactive Publishing North America, Inc., the software publishing and distribution unit of Vivendi Universal S.A., from 1999 to 2001. From 1986 to 1999, Mr. Tollefsen held various positions with Hughes Communications, Inc., a commercial satellite services provider, rising to Senior Vice President, General Counsel and Secretary. Prior to that time, he was a partner in private law practice. Mr. Tollefsen has over 25 years of legal experience, chiefly related to managing the legal and regulatory affairs of leading operating companies in the communications industry.

James H. Boso.  Mr. Boso, 58, was appointed Executive Vice President of Sales in October of 2005. In this role, Mr. Boso is responsible for sales strategies, business development and the growth of USA Mobility’s messaging products, including cellular, PCS and advanced messaging solutions revenue. Prior to his current position, Mr. Boso was named Division President of the Western Sales Division in November of 2004 with the merger of Arch and Metrocall. He was Regional Vice President for the Central Sales Region of Metrocall from July 1996 until November of 2004. Mr. Boso has over 10 years in the wireless messaging industry and over 24 years in the Telecommunications, Broadcast and Entertainment industries including serving as Vice President, Broadcast Division of Bass Brothers, Senior Vice President with Storer Communications and the CEO of Spectrovision.

Mark Garzone.  Mr. Garzone, 46, was appointed Executive Vice President of Marketing of the Company in January 2006. Prior to joining the Company, Mr. Garzone served as Vice President, Marketing at Nextel Communications, Inc from 2003 to 2005. He had previously served as Nextel’s Senior Director of Marketing from 1998 to 2002 and oversaw the marketing activity for its southern region. Mr. Garzone has 20 years of sales, marketing and customer lifecycle management experience with over 10 of those years in the wireless industry. He was also Vice President / General Manager of Market Direct America, a direct marketing advertising agency serving the communications industry.

EXECUTIVE COMPENSATION

The following table sets forth the cash and non-cash compensation paid or incurred on our behalf to our Chief Executive Officer and the other most highly compensated executive officers of the Company (the “Named Executive Officers”), whose annual compensation equaled or exceeded $100,000 as of December 31, 2005.

Summary Compensation Table

						Long-Term Compensation
		Annual Compensation				Awards			Payouts
					Other	Restricted		Securities
	For the Year				Annual	Stock		Underlying
	Ended	Salary	Bonus		Compensation	Awards		Options	LTIP	All Other
Name and Principal Position	December 31,	($) (a)	($) (a)(b)		($)	($) (c)		(#)	Payouts ($)	Compensation(d) ($)

Vincent D. Kelly	2005	600,000	1,020,000	(q)	—	600,000	(e)	—	—	4,892
President and Chief	2004	558,192	530,000		—	—		—	—	1,002,229 (f)
Executive Officer	2003	511,502	1,590,000		—	—		60,000 (g)	—	4,308
Thomas L. Schilling(h)	2005	288,462	225,000	(q)	50,000 (p)	225,000	(i)			2,077
Chief Financial Officer	2004	—	—		—	—		—	—	—
	2003	—	—		—	—		—	—	—
Peter C. Barnett	2005	248,539	187,500	(q)	—	187,500	(j)	—	—	7,546
Chief Operating Officer	2004	218,676	149,625		—	44,814	(k)	—	—	6,812
	2003	210,017	562,500		—	12,564	(k)	—	—	6,477
Scott B. Tollefsen(l)	2005	143,269	92,969	(q)	25,000 (p)	109,400	(m)	—	—	—
General Counsel	2004	—	—		—	—		—	—	—
	2003	—	—		—	—		—	—	—
James H. Boso	2005	170,000	72,250	(q)	—	85,000	(n)	—	—	8,301
Executive Vice	2004	176,538	20,000		—	—		—	—	8,678
President of Sales	2003	170,000	70,700		—	—		—	—	9,675
Mark Garzone(o)	2005	—	—		—	—		—	—	—
Executive Vice	2004	—	—		—	—		—	—	—
President of Marketing	2003	—	—		—	—		—	—	—

(a)	Unless otherwise indicated, represents amounts paid by the Company in 2005 or by Arch or Metrocall, as applicable, to each of the Named Executive Officers in the year specified.

(b)	Includes bonuses earned in the year indicated, whether paid in the year indicated or the following year.

(c)	2005 amounts represent restricted stock granted on June 7, 2005 under the USA Mobility, Inc. Equity Incentive Plan. Amount of award based on the number of shares awarded multiplied by the closing stock price on the date of award ($26.78).

(d)	Includes allocation of employer contribution under the USA Mobility, Arch or Metrocall Savings and Retirement Plans, travel and phone allowances and other costs.

(e)	As of December 31, 2005, Mr. Kelly held 22,405 shares of restricted stock. On November 2, 2005, the Board of Directors amended the vesting schedule for the restricted stock. The vesting date for the initial two-thirds of the restricted shares is January 1, 2007, and the remainder will vest ratably over the course of the next year. At December 31, 2005 the aggregate market value of these shares was approximately $621,000.

(f)	Includes $1,000,000 bonus paid to Mr. Kelly by the Company as a result of the completion of the merger between Arch and Metrocall.

(g)	Represents options granted for the purchase of Metrocall common stock in fiscal year 2003. Holders of unexercised options to purchase Metrocall common stock received options to purchase 1.876 shares of USA Mobility, Inc. common stock at an exercise price equal to the exercise price per share of Metrocall common stock divided by 1.876.

(h)	Mr. Schilling joined the Company in January 2005 and, accordingly, no compensation information has been provided for 2004 and 2003, as it is not applicable.

(i)	As of December 31, 2005, Mr. Schilling held 8,402 shares of restricted stock. On November 2, 2005, the Board of Directors amended the vesting schedule for the restricted stock. The vesting date for the initial two-thirds of the restricted shares is January 1, 2007, and the remainder will vest ratably over the course of the next year. At December 31, 2005 the aggregate market value of these shares was approximately $233,000.

(j)	As of December 31, 2005, Mr. Barnett held 7,020 shares of restricted stock. On November 2, 2005, the Board of Directors amended the vesting schedule for the restricted stock. The vesting date for the initial two-thirds of the restricted shares is January 1, 2007, and the remainder will vest ratably over the course of the next year. At December 31, 2005 the aggregate market value of these shares was approximately $195,000.

(k)	Represents restricted stock awards granted in the respective year. Amount of award based on the number of shares awarded multiplied by the Arch closing stock price on the date of award. Shares of Arch common stock were exchanged one for one for shares of common stock of USA Mobility, Inc. on November 16, 2004. As of December 31, 2005, these awards were fully vested.

(l)	Mr. Tollefsen joined the Company in May 2005 and, accordingly, no compensation information has been provided for 2004 and 2003, as it is not applicable.

(m)	As of December 31, 2005, Mr. Tollefsen held 4,095 shares of restricted stock. On November 2, 2005, the Board of Directors amended the vesting schedule for the restricted stock. The vesting date for the initial two-thirds of the restricted shares is January 1, 2007, and the remainder will vest ratably over the course of the next year. At December 31, 2005 the aggregate market value of these shares was approximately $113,500.

(n)	As of December 31, 2005, Mr. Boso held 3,174 shares of restricted stock. On November 2, 2005, the Board of Directors amended the vesting schedule for the restricted stock. The vesting date for the initial two-thirds of the restricted shares is January 1, 2007, and the remainder will vest ratably over the course of the next year. At December 31, 2005 the aggregate market value of these shares was approximately $88,000.

(o)	Mr. Garzone joined the Company in January 2006 and, accordingly, no compensation information has been provided as it is not applicable.

(p)	Signing bonus.

(q)	Bonuses for 2005 were paid in June 2006 after filing of the Annual Report on Form 10-K for the year ended December 31, 2005.

Option Grants in Fiscal 2005

There were no options granted in fiscal 2005 by the Company.

Aggregated Option Exercises in Fiscal 2005 and Fiscal Year-End Option Values

The following table shows information regarding option exercises by the Company’s Named Executive Officers during the fiscal year ended December 31, 2005, and the value and number of options to purchase our Common Stock unexercised and outstanding as of December 31, 2005. Also included is the value and number of exercisable and unexercisable options held as of December 31, 2005 by such Named Executive Officers:

•	“Exercise” means an employee’s acquisition of shares of Common Stock, “exercisable” means options to purchase shares of Common Stock which have already vested and which are subject to exercise, and “unexercisable” means all other options to purchase shares of Common Stock which have not vested.

•	The values for “in-the-money” options are calculated by determining the difference between the fair market value of the securities underlying the options as of December 31, 2005 ($27.72 per share) and the exercise price of the Named Executive Officer’s options.

			Number of Securities		Value of Unexercised
			Underlying		In-the-Money
	Shares		Unexercised Options at		Options at Fiscal
	Acquired on	Value	Fiscal Year-End (#)		Year-End ($)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Vincent D. Kelly	56,280	1,480,595	—	—	—	—
Thomas L. Schilling	—	—	—	—	—	—
Peter C. Barnett	—	—	—	—	—	—
Scott B. Tollefsen	—	—	—	—	—	—
James H. Boso	14,070	341,525	—	—	—	—
Mark Garzone	—	—	—	—	—	—

USA Mobility, Inc. Equity Incentive Plan

The USA Mobility, Inc. Equity Incentive Plan allows for the grant of up to 1,878,976 shares of various forms of equity based compensation to our eligible employees and outside directors of the Company, including options, restricted stock, and restricted stock units. The Company awarded 103,937 shares of restricted stock to certain eligible employees in 2005. Any unvested shares granted under the Equity Incentive Plan are forfeited if the participant terminates employment with the Company. In 2005, 15,835 shares were forfeited. As of December 31, 2005, there were 58,764 remaining shares scheduled to vest on January 1, 2007 and the remaining 29,338 shares are scheduled to vest ratably over the course of the next year, such that all shares awarded are scheduled to vest fully by January 1, 2008.

Arch Wireless, Inc. 2002 Stock Incentive and Metrocall Holdings, Inc. 2003 Stock Option Plans

Both Arch and Metrocall had incentive stock or stock options programs in place at the time of the merger. Restricted stock and options outstanding under these programs were converted into restricted common stock and options to purchase shares of the Company’s common stock. Other than the shares identified on the following table, there will be no future issuances under these plans.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2005, the number of securities outstanding under our equity compensation plans, the weighted average exercise price of such securities and the number of securities available for grant under these plans:

	Number of Shares		Number of Securities
	to be Issued upon	Weighted-Average	Remaining Available
	Exercise of	Exercise Price of	for Future Issuance
	Outstanding	Outstanding	under Equity
	Options,	Options,	Compensation Plans
	Warrants and	Warrants and	(Excluding
Plan Category	Rights (a)	Rights	Column (a))

Equity Compensation Plans Approved by Shareholders
USA Mobility, Inc. Equity Incentive Plan(1)	—	—	1,790,874
Arch Wireless, Inc. 2002 Stock Incentive Plan	1,981	$0.001	—
Metrocall Holdings, Inc. 2003 Stock Option Plan	—	$0.302	—
Equity Compensation Plans Not Approved by Shareholders
None	—	—	—

Total	1,981		1,790,874

(1)	The USA Mobility, Inc. Equity Incentive Plan provides that Common Stock authorized for issuance under the plan may be issued in the form of options and restricted stock.

EMPLOYMENT AGREEMENT AND ARRANGEMENTS

Vincent D. Kelly

Mr. Kelly entered into an employment agreement with the Company on November 15, 2004. The initial term of the agreement shall end on November 15, 2007 (the “Third Anniversary”), but shall be automatically extended for additional one (1) year periods on each anniversary of the Third Anniversary, in accordance with the terms of the agreement, and will continue to be so renewed for successive one-year periods, unless or until either party delivers a non-renewal notice within the specified notice period that such party is terminating the agreement.

Under the agreement, Mr. Kelly receives a stated annual base salary of $600,000 and is eligible to participate in all of the Company’s benefit plans, including fringe benefits available to the Company’s senior executives, as such plans or programs are in effect from time to time, and use of an automobile. The Board shall review Mr. Kelly’s base salary annually and may increase, but not decrease, the amounts of his base salary. In addition to base salary, Mr. Kelly is eligible for an annual bonus equal to a maximum of 200% of Base Salary based on achievement of certain bonus targets set by the Board or a committee thereof; provided that Mr. Kelly is employed by the Company on December 31 of each calendar year.

The employment agreement contains a covenant restricting Mr. Kelly from soliciting employees of the Company and its subsidiaries and from competing against the Company during Mr. Kelly’s employment and for a period of two (2) years after the Date of Termination (as defined in the employment agreement) for any reason.

Under the employment agreement, (i) the Company may terminate such agreement with thirty (30) days written notice at any time if Mr. Kelly is Disabled (as defined in the employment agreement) for a period of six (6) months or more, at any time with “Cause” (as defined in the employment agreement), and at any time without Cause; and (ii) Mr. Kelly may terminate such agreement at any time upon sixty (60) days notice to the Company. Furthermore, the employment agreement may be terminated by mutual agreement of the parties thereto and shall automatically terminate upon Mr. Kelly’s death.

The employment agreement provides that upon termination of employment, either by the Company without cause or by Mr. Kelly for good reason, he will be entitled to:

•	an amount equal to the product of (a) the greater of (x) two or (y) the number of years (and fraction thereof) remaining in the term of the agreement times (b) the full base salary then in effect;

•	an amount equal to the annual bonus paid or payable to Mr. Kelly with respect to the annual period prior to the year in which the termination of employment occurs;

•	full vesting of any equity compensation and the lapse of all restrictions with respect to any restricted stock granted to Mr. Kelly;

•	reimbursement of the cost of continuation coverage of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 for the duration of the applicable period to the extent Mr. Kelly elects such continuation coverage and is eligible and subject to the terms of the plan and the law.

•	If any payment or the value of any benefit received or to be received (“Payments”) by Mr. Kelly in connection with his termination of employment or contingent upon a Change of Control (as defined in the employment agreement) of the Company would be subject to any Excise Tax (as defined in the employment agreement), the Company shall pay to Mr. Kelly an additional amount such that the net amount Mr. Kelly retains, after deduction of the Excise Tax on such Payments, shall be equal to the total present value of such Payments at the time such Payments are to be made.

Thomas L. Schilling

The Company employed Mr. Schilling pursuant to an offer letter dated November 30, 2004. The offer letter provides for Mr. Schilling to receive an annual base salary of $300,000, as well as an annual bonus ranging from 50% to 100% of his base salary, which will be based on the accomplishment of predetermined goals and objectives set by the Board. In addition, the offer letter provides for Mr. Schilling to participate in the USA Mobility, Inc. Equity Incentive Plan at a level below the CEO, but on par with the COO and CTO of the Company. Pursuant to the offer letter, the Company also paid Mr. Schilling a $50,000 signing bonus and agreed to reimburse him, for a maximum of six months from his starting date, for the reasonable costs of an apartment, rental car and related travel expenses, including airfare between his home and the Company’s headquarters.

The offer letter provides for Mr. Schilling to receive a severance benefit in accordance with the USA Mobility Severance Benefits Plan (the “Severance Plan”) if his employment is terminated by the Company for any reason other than for “Cause” (as defined in the Severance Plan), and for him to receive a severance payment equal to his annual base salary if he is terminated as a result of a “Change of Control” (as defined in the Severance Plan). The offer letter contains a provision restricting Mr. Schilling from competing against the Company for a period of one year following the termination of his employment and from soliciting employees of the Company.

Scott B. Tollefsen

The Company employed Mr. Tollefsen pursuant to an offer letter dated May 6, 2005. The offer letter provides for Mr. Tollefsen to receive an annual base salary of $250,000, as well as an annual bonus of up to 75% of his base salary, which will be based on the accomplishment of predetermined goals and objectives set by the Board. In addition, the offer letter provides for Mr. Tollefsen to participate in the USA Mobility, Inc. Equity Incentive Plan at a level below the CEO, but on par with the CFO, COO and CTO of the Company. Pursuant to the offer letter, the Company also paid Mr. Tollefsen a $25,000 signing bonus and agreed to reimburse him, for a maximum of six months from his starting date, for the reasonable costs of an apartment, rental car and related travel expenses, including airfare between his home and the Company’s headquarters.

The offer letter provides for Mr. Tollefsen to receive a severance benefit in accordance with the Severance Plan if his employment is terminated by the Company for any reason other than for “Cause” (as defined in the Severance Plan), and for him to receive a severance payment equal to his annual base salary if he is terminated as a result of a “Change of Control” (as defined in the Severance Plan). The offer letter contains a provision restricting

Mr. Tollefsen from competing against the Company or soliciting employees of the Company for a period of one year following the termination of his employment.

Mark Garzone

The Company employed Mr. Garzone pursuant to an offer letter dated December 14, 2005. The offer letter provides for Mr. Garzone to receive an annual base salary of $250,000, as well as an annual bonus of up to 75% of his base salary, which will be based on the accomplishment of predetermined goals and objectives set by the Board. In addition, the offer letter provides for Mr. Garzone to participate in the USA Mobility, Inc. Equity Incentive Plan at a level below the CEO, but on par with the CFO, COO, EVP of Sales and General Counsel of the Company.

The offer letter provides for Mr. Garzone to receive a severance benefit in accordance with the Severance Plan if his employment is terminated by the Company for any reason other than for “Cause” (as defined in the Severance Plan). The offer letter contains a provision restricting Mr. Garzone from competing against the Company or soliciting employees of the Company for a period of one year following the termination of his employment.

COMPENSATION COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

The compensation committee (the “Committee”) of the Board is responsible for evaluating and recommending to the Board overall compensation and benefits for our executive officers, and overseeing our compensation and benefit plans for our employees and our equity incentive plans (USA Mobility, Inc. Equity Incentive Plan, Arch Wireless, Inc. 2002 Stock Incentive Plan, and Metrocall 2003 Stock Option Plan),. The Committee is currently comprised of Messrs. Continenza (Chair), Abrams, and O’Reilly.

The Committee’s philosophy is to link executive compensation to the achievement of specific corporate and individual goals that serve to increase shareholder value. To that end, the Committee periodically reviews the Company’s current and projected operating and financial performance to identify measures of performance and goals, the achievement of which should enhance shareholder value. The Committee believes that the levels at which goals are set and the types of goals established should be the product of a dynamic interaction between Company management and the Committee in which the Company’s prospects are evaluated and priorities set based on what should be emphasized and can be achieved.

The goals of the Company’s executive compensation programs are to: (i) enable the Company to attract, retain and reward key executives, (ii) assist the Company in achieving its business objectives by rewarding executives to the extent such objectives are achieved, and (iii) align Company executive interests with the interests of the Company’s stockholders.

The Company’s current executive compensation program is composed primarily of salary paid in cash, bonuses paid in cash, and restricted stock. Executives participate in other broad-based benefit programs, such as the Company’s retirement, life insurance and healthcare programs. The Committee reviews the total compensation paid to each executive from all sources in evaluating the competitiveness and magnitude of executive compensation and also reviews overall compensation expense incurred by the Company in evaluating changes to employee compensation and benefit plans.

For 2005, on average, executives received approximately 33% of their compensation in salary, 37% pursuant to a short-term cash incentive plan (the “STIP”), 28% pursuant to a long-term equity incentive plan (the “LTIP”) and 2% in fringe benefits and perquisites. The Committee believes this split between salary, short-term cash incentives and long-term equity incentives represents an appropriate mix of current payment and future reward for executive effort.

Salary

The Company’s President and Chief Executive Officer (the “CEO”) has an employment agreement (described above) with the Company that provides, among other things, that he receive an annual base salary of not less than $600,000. The Board may review the CEO’s base salary annually and may, in its discretion, increase, but not decrease, his base salary. For 2005, the Board evaluated the CEO’s salary based on corporate and individual performance in 2004 and executive compensation at comparably sized companies.

The salaries of each of the Company’s other executives are governed by the nature and extent of the executive’s responsibilities; the executive’s performance during the preceding year; and comparative compensation levels for the executive’s peers, both within the Company and in comparable companies. In making comparisons with other employers, the Company primarily uses data from businesses of comparable revenue size in both the telecommunications and non-telecommunications sectors. The salaries of the Company’s executive officers other than the CEO are established annually by the CEO based on corporate and individual performance for the preceding year and executive compensation at comparably-sized companies and are reviewed by the Committee.

Bonus

For each fiscal year the CEO works with the Committee to present to the Board a budget that contains a recommended bonus pool under the STIP for the Company’s executives and employees. For 2005, the bonus pool for the Company’s executives and senior sales officers was targeted at $1,806,875 assuming 100% payout.

Payments under the 2005 bonus pool were based on bonus parameters developed by the CEO and the Committee for review and approval by the Board. The proposals incorporated corporate-wide goals as well as goals jointly established by the CEO and each of the bonus plan participants for their individual areas of responsibility and the Company’s business priorities. The individual and corporate goals included in the bonus plan represented objective measures of performance and quantifiable financial objectives, such as the extent to which the Company achieves targets for cash flow and EBITDA less capital expenditures, as well as subjective measures that relate to the achievement of individual goals with respect to the merger integration.

For 2005, the Committee initially recommended and the Board approved a bonus plan that weighted achievement of a corporate revenue target at 20%, corporate cash flow target at 20% and personal objectives at 60%. The Committee believed that weighting personal objectives at 60% for 2005 was justified based on the need to emphasize individual effort in attaining certain specified, measurable goals arising from the integration of Arch and Metrocall operations following the closing of the merger in the fourth quarter of 2004. The revenue and cash flow targets were based on a financial forecast for 2005 prepared in connection with the proxy statement for the merger.

Early in the third quarter of 2005, the Board re-set the revenue and cash flow targets for the STIP, at the request of the CEO, at a level that reflected the Company’s revised forecast for 2005 in order to provide management an opportunity to achieve the portion of the bonus based on such targets and potentially receive 100% of their bonus opportunity. The Board, after careful consideration of the Company’s current and projected operating and financial performance, the performance of Company management in accomplishing significant progress in integrating Arch and Metrocall but in not attaining the revenue and cash flow targets and in recognition that the initial forecast for 2005 was based on certain assumptions relating to merger integration and post-merger operating performance for which reliable historical data were unavailable, decided to re-set the revenue and cash flow targets to levels that were achievable for the remainder of 2005, which would provide an opportunity for management to receive from 85% to 90% of the maximum payout. Based on the Company’s financial performance in 2005 and the achievement of individual targets, on average Company executives received 85% of their bonus opportunity for 2005.

The CEO’s bonus target is set according to the terms of his employment agreement (discussed above), which provides that he is eligible for an annual bonus equal to a maximum of 200% of his base salary based on achievement of certain bonus targets set by the Board or the Committee, including certain revenue and cash flow targets and specific integration-related objectives. For 2005, the Committee evaluated the CEO’s performance against his 2005 targets and objectives and recommended to the Board a payment of $1,020,000, which represented 85% of the CEO’s bonus opportunity for 2005 under the STIP, which recommendation the Board approved after careful deliberation of the Committee’s recommendation.

Long-Term Incentives

The Committee believes that the Company’s executives should receive cash and equity-linked incentives to create an alignment of interests and a focus on long-term value creation for the Company’s shareholders. Upon the completion of the merger in the fourth quarter of 2004, the Board and the Company’s stockholders approved the USA Mobility, Inc. Equity Incentive Plan (the “Equity Plan”). The Equity Plan provides for the grant of various forms of equity-based compensation including options, restricted stock, and restricted stock units to eligible employees and outside directors of the Company.

All awards under the Equity Plan are determined by the Committee and/or the Board as appropriate, taking into account such factors as the nature of the participant’s responsibilities, the business priorities of the Company, the level of existing equity participation granted by the Company or its predecessors, the amount, if any, of equity purchased by the executive in open-market transactions and the levels of equity-based compensation for the participant’s peers both within the Company and at comparable companies.

For 2005, the Board initially approved restricted stock grants covering 103,937 shares that vest after the conclusion of three years of service. In response to a request by Company management to modify the vesting schedule to permit partial vesting for employees who may be terminated prior to the end of the three year period, the Committee recommended to the Board and the Board approved, that two-thirds of each grant made in 2005 vest upon completion of two years of service and the remaining one-third vest ratably over the third year of service.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) limits the Company’s federal income tax deduction for certain executive compensation in excess of $1.0 million paid to the CEO and the four other most highly compensated executive officers. The $1.0 million deduction limit does not apply, however, to “performance-based compensation” as that term is defined in Section 162(m)(4)(C) of the Code and the regulations promulgated thereunder. Awards granted under the Equity Plan, subject to certain conditions, qualify as performance-based compensation under Section 162(m) of the Code. The Committee recognizes the possibility that if the amount of the base salary and other compensation of a named executive officer exceeds $1.0 million, it may not be fully deductible for federal income tax purposes. The Committee will make a determination at any such time whether to authorize the payment of such amounts without regard to deductibility or whether the terms of such payment should be modified as to preserve any deduction otherwise available.

Conclusion

Based on its evaluation of the performance of the executive officers, the Committee believes that the Company’s executive officers are committed to achieving positive long-term financial performance and enhanced stockholder value, and that the compensation policies and programs discussed in this report have motivated the Company’s executive officers to work toward these goals.

Compensation Committee:
James V. Continenza
David Abrams
Brian O’Reilly

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2005:

•	Messrs. Abrams and O’Reilly served as members of the Compensation Committee throughout 2005, Mr. Redmond served as chairman of the Compensation Committee until his resignation from the Board in June 2005, and Mr. Continenza served as chairman of the Compensation Committee for the balance of the year beginning in July 2005;

•	None of the members of the compensation committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

•	None of the members of the compensation committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeds $60,000 except for Mr. Abrams whose relationship with Global Signal, the Company’s largest landlord for transmission tower sites, is described under “Nominees,” and amounts paid by the Company to Global Signal are listed under “Certain Relationships and Related Transactions.”

•	None of the Company’s executive officers served on the compensation committee (or another board committee with similar functions) of any entity where one of that entity’s executive officers served on the Company’s compensation committee;

•	None of the Company’s executive officers was a director of another entity where one of that entity’s executive officers served on the Company’s compensation committee; and

•	None of the Company’s executive officers served on the compensation committee (or another board committee with similar functions) of another entity where one of that entity’s executive officers served as a director on the Company’s Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table provides summary information regarding beneficial ownership of the Company’s Common Stock as of May 26, 2006, for:

•	each person or group who beneficially owns more than 5% of our capital stock on a fully diluted basis;

•	each of the Named Executive Officers;

•	each of our directors and nominees to become a director; and

•	all of our directors and Named Executive Officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power. The information on beneficial ownership in the table is based upon the Company’s records and the most recent Schedule 13D or 13G filed by each such person or entity. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Shares of Common Stock subject to options currently exercisable or exercisable within the period 60 days after May 26, 2006, are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Unless otherwise noted, the address for each director and Named Executive Officer is c/o USA Mobility, Inc., 6677 Richmond Highway, Alexandria, VA 22306.

	Shares
	Beneficially	Percentage
Name of Beneficial Owner	Owned	Owned

Royce Yudkoff(a)	1,500	*
Vincent D. Kelly(b)	42,406	*
Thomas L. Schilling(c)	8,402	*
Peter C. Barnett(d)	7,020	*
Scott B. Tollefsen(e)	4,095	*
James H. Boso(f)	3,174	*
Mark Garzone	—	—
David Abrams(g)	2,527,396	9.2%
James V. Continenza(h)	1,500	*
Nicholas A. Gallopo(i)	1,500	*
Brian O’Reilly(j)	1,500	*
Matthew Oristano(k)	7,720	*
William E. Redmond, Jr.	5,700	*
Samme L. Thompson(l)	3,481	*
All directors and Named Executive Officers as a group (14 persons)	2,615,394	9.6%
Abrams Group(g)	2,524,676	9.2%

*	Denotes less than 1%.

(a)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on August 16, 2005.

(b)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on August 19, 2005. Mr. Kelly was granted 22,405 shares pursuant to the USA Mobility, Inc. Equity Incentive Plan. Subject to Mr. Kelly’s continued employment with the Company, two-thirds of the shares will vest on January 1, 2007 and the remainder will vest ratably over the course of the next year.

(c)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on July 1, 2005. Mr. Schilling was granted 8,402 shares pursuant to the USA Mobility, Inc. Equity Incentive Plan. Subject to Mr. Schilling’s continued employment with the Company, two-thirds of the shares will vest on January 1, 2007 and the remainder will vest ratably over the course of the next year.

(d)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on July 1, 2005. Mr. Barnett was granted 7,020 shares pursuant to the USA Mobility, Inc. Equity Incentive Plan. Subject to Mr. Barnett’s continued employment with the Company, two-thirds of the shares will vest on January 1, 2007 and the remainder will vest ratably over the course of the next year.

(e)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on July 1, 2005. Mr. Tollefsen was granted 4,095 shares pursuant to the USA Mobility, Inc. Equity Incentive Plan. Subject to Mr. Tollefsen’s continued employment with the Company, two-thirds of the shares will vest on January 1, 2007 and the remainder will vest ratably over the course of the next year.

(f)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on April 21, 2006. Mr. Boso was granted 3,174 shares pursuant to the USA Mobility, Inc. Equity Incentive Plan. Subject to Mr. Boso’s continued employment with the Company, two-thirds of the shares will vest on January 1, 2007 and the remainder will vest ratably over the course of the next year.

(g)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on April 7, 2006. The shares reported herein include 2,720 shares held directly by Mr. Abrams 2,524,676 shares held by the following entities included in the Abrams Group (i) limited partnerships of which Mr. Abrams is the managing member of the general partner and (ii) a corporation of which Mr. Abrams is the managing member of the investment manager. In such capacities, Mr. Abrams has voting and investment power with respect to all shares being reported herein.

(h)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on June 7, 2005.

(i)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on June 14, 2005.

(j)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on June 2, 2005.

(k)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on April 11, 2006.

(l)	The information regarding this stockholder is derived from a Form 4 filed by the stockholder with the SEC on May 10, 2006.

PERFORMANCE GRAPH

The Company began trading on the Nasdaq National Market on November 18, 2004. The chart below compares the relative changes in the cumulative total return of the Company’s Common Stock for the period November 18, 2004 to December 31, 2005, against the cumulative total return of the Nasdaq Market Value Index and the Nasdaq Telecommunications Index for the same period.

The chart below assumes that on November 18, 2004, the date the Company’s shares first were publicly traded following the merger between Metrocall and Arch, $100 was invested in our Common Stock and in each of the indices. The comparisons assume that all dividends, if any, were reinvested. The chart indicates the dollar value of each hypothetical $100 investment based on the closing price as of the last trading day of each month from November 2004 to December 2005.

COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG USA MOBILITY, INC.,
NASDAQ MARKET INDEX AND NASDAQ TELECOMMUNICATIONS

ASSUMES $100 INVESTED ON NOVEMBER 18, 2004
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DECEMBER 31, 2005

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Payments to Landlords

The amount of business done during the last fiscal year between the Company, as tenant, and Global Signal and SpectraSite, as landlords, include the following payments (dollars in thousands):

Global Signal, Inc.:	$23,643

American Tower, Inc./SpectraSite, Inc.:	$10,206

Employment Agreement

We have an employment agreement with an executive officer as described under the caption “Employment Agreement.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s stock to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of such reports furnished to the Company, and except as disclosed in the following paragraph, the Company believes that, for the year ended December 31, 2005, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than ten percent beneficial owners were timely met.

The following persons made late filings of reports under Section 16(a) of the Exchange Act that related to a transaction that occurred during fiscal 2005: (a) Shawn E. Endsley, the Company’s Chief Accounting Officer and Controller, filed a late Form 3 in connection with his initial appointment as an executive officer of the Company, and (b) Vincent D. Kelly, Thomas L. Schilling, Peter C. Barnett, Scott B. Tollefsen, Shawn E. Endsley, Steven P. Pennington, David C. Abrams, Nicholas A. Gallopo, and Matthew Oristano each filed one late Form 4 during fiscal 2005, each of which related to one transaction.

CODE OF BUSINESS CONDUCT AND ETHICS

USA Mobility has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s senior officers including the principal executive officer, principal financial officer, and principal accounting officer/controller. This Code of Business Conduct and Ethics may be found at www.usamobility.com. During the period covered by this report, the Company did not request a waiver of its Code of Business Conduct and Ethics and did not grant any such waivers.

FEES AND SERVICES

The following table summarizes fees billed to the Company and Arch by PricewaterhouseCoopers LLP during fiscal years 2005 and 2004 ($’s in thousands):

	Fees
Services	2005	2004

Audit Fees(a)	$3,517	$2,348
Audit-Related Fees(b)	25	180
Tax Fees(c)	160	311

Total	$3,702	$2,839

(a)	The audit fees for the year ended December 31, 2004 and 2005 were for professional services rendered during the audits of the Company’s consolidated financial statements and its controls over financial reporting, for reviews of the Company’s consolidated financial statements included in the Company’s quarterly reports on Form 10-Q and for reviews of other filings made by the Company with the Securities and Exchange Commission.

(b)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to employee benefit audits, and due diligence and accounting advice related to mergers and acquisitions.

(c)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to the preparation of tax returns and claims for refunds, accounted for approximately $78,000 of the total tax fees billed in 2005 and $13,000 of the total tax fees billed in 2004. Tax advice and tax planning services relate to tax planning and advice related to mergers and acquisitions.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent auditor. This policy generally provides that the Company will not engage our independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by our independent auditor during the next twelve months. Any such pre-approval is detailed as to the particular service or types of services to be provided and is also generally subject to a maximum dollar amount.

The audit committee may also delegate to one or more of its members the authority to approve any audit or non-audit services to be provided by the independent auditor. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported at the next meeting of the Audit Committee.

STOCKHOLDER PROPOSALS

Stockholder proposals intended for inclusion in the Company’s Proxy Statement for the annual meeting of Stockholders in the year 2007 must be received by Scott B. Tollefsen, Secretary, USA Mobility, Inc., 6677 Richmond Highway, Alexandria, VA 22306, no later than December 4, 2006.

The Company’s Bylaws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing during the period 90 to 60 days before the first anniversary of the date of the preceding year’s annual meeting (or, if the date of the annual meeting is more than 20 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered during the period 90 to 60 days before such annual meeting or 10 days following the day on which public announcement of the date of such meeting is first made by the Company). These stockholder notices must set forth certain information specified in the Company’s Bylaws.

OTHER MATTERS

The Board knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to complete, sign, date and promptly return the enclosed proxy card in the enclosed postage pre-paid envelope, or submit the proxy or voting instructions by telephone or over the internet.

A copy of the Company’s 2005 Annual Report to Stockholders accompanies this Proxy Statement. The Company has filed an Annual Report on Form 10-K for its fiscal year ended December 31, 2005 with the SEC. Stockholders may obtain, free of charge, a copy of the Form 10-K and Form 10-K/A by writing to USA Mobility, Inc., Attn: Investor Relations, 6677 Richmond Highway, Alexandria, VA 22306. Stockholders may also obtain a copy of the Form 10-K and Form 10-K/A by accessing the Company’s website at www.usamobility.com.

By Order of the Board of Directors

/s/  Scott B. Tollefsen
Scott B. Tollefsen
Secretary

June 12, 2006
Alexandria, Virginia

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8918
EDISON, NJ 08818-8918

Your vote is important. Please vote immediately.

Vote-by-Internet
Log on to the internet and go to http://eproxyvote.com/usmo

OR

Vote-by-Telephone
Call toll-free
1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

detach here if you are returning your proxy card by mail

☒	Please mark
votes as in
this example.

This proxy when properly executed will be voted in the manner directed hereon by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of directors

The Board of Directors recommends a vote “FOR” proposal 1

1.	Election of Directors.			NOMINEES:
	(Mark ONE box only)	FOR	WITHHELD	01. David Abrams	06. Matthew Oristano
		ALL	FROM ALL	02. James V.Continenza	07. Samme L.Thompson
		NOMINEES	NOMINEES	03. Nicholas A.Gallopo	08. Royce Yudkoff
		☐	☐	04. Vincent D.Kelly
05. Brian O’Reilly

☐

For all nominees, except vote withheld from the nominees written above.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

IF YOU CHOOSE TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE YOUR CARD AND RETURN YOUR PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Signature:	Date:	Signature:	Date:

fold and detach here

FORM OF PROXY
FOR THE ANNUAL MEETING OF STOCKHOLDERS OF

USA MOBILITY, INC.
This Proxy is Solicited on Behalf of the Board of Directors

P
R
O
X
Y

The undersigned hereby appoints Thomas L. Schilling and Vincent D. Kelly (the “Proxy Committee”), and each of them singly, with full power of substitution to act as the lawful agent and proxy for the undersigned and to vote all shares of common stock of USA Mobility, Inc. that the undersigned is entitled to vote and holds of record on June 30, 2006 at the Annual Meeting of Stockholders of USA Mobility, Inc. to be held on Wednesday, August 9, 2006, at 885 Third Avenue (53rd Street and Third Avenue), Suite 1200, New York, New York, 10022, at 10:00 am local time, and at any adjournments thereof, on all matters coming before the Annual Meeting.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side but you need not mark any boxes if you wish to vote in accordance with the recommendations of the Board of Directors. The Proxy Committee cannot vote your shares unless you sign and return this card. You may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

This proxy when properly executed will be voted in the manner you have directed. If you do not specify any directions, this proxy will be voted for proposal 1 and in accordance with the Proxy Committee’s discretion on such other matters that may properly come before the meeting to the extent permitted by law.

(TO BE SIGNED ON REVERSE SIDE)